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                                                                    Exhibit 99.2

New Technology Could Boost Airport Security

Saturday, November 01, 2003

FOX NEWS

IRVINE, Calif. -- Current airport security is based on 1950s X-ray technology, most of which is unable to detect anything but metal. But new, cutting edge machines aim to bring airport security into the 21st century and beyond.


"The X-ray machines at our airports have never detected explosives. Why? The X-ray machines are chemically blind," said Bogdan Maglich, Chairman of HiEnergy Technologies, which is making some next-generation airport security gadgets.


"Terrorists today have Ph.D.s. These are educated people and very often they know more about the chemistry than maybe our governmental people who are devising the checkpoints," he said.


The Transportation Security Agency, as well as other agencies like the Department of Homeland Security, are spearheading the government's efforts to find out what cutting-edge technology works and how to get it into the nation's airports as soon as possible.


"The technology we are using for walking metal detection is decades old, we have just completed a total substitution with 21st century technology of over 1,700 units in 400 plus airports across the country," said TSA spokesman Mark Hatfield.


Several companies have won government contracts to perfect their next-generation of explosive-detection devices and scanners to boost security at the nation's airports, an issue that became particularly glaring in the wake of the Sept. 11, 2001, terror attacks.


"A lot of what's being done in screening is cosmetic and as long as we rely on 1950's metal technology, we are at risk," said Rep. John Mica, R-Fla., chairman of the House Transportation and Infrastructure's Aviation Subcommittee.


"We're still at risk with explosives being carried aboard, dangerous materials or other weapons can't be detected by this outdated technology," he said. "Congress and TSA has got to get it right otherwise we can in for some serious consequences."


Companies say their products could hit the assembly lines within months.


New Technologies on the Way


Quantum Magnetics, the research arm of InVision Technologies, Inc., won a $13 million TSA contract for the development of next generation explosives detection systems (EDS) and land-mine detection. InVision received TSA grants for $3.5 million in X-ray diffraction technology enhancements and $2 million for EDS improvements.


On Dec. 22, 2001, shoe bomber Richard Reid got on board an American Airlines flight with explosives in is shoes but was subdued by passengers before he could ignite his home-made bombs.


Quantum Magnetics' shoe scanner, still in development, aims to prevent a similar incident from happening and could be up and running within the next year.



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"Richard Reid prompted the invention of this device," said Lowell  Burnett,  CEO of Quantum Magnetics, referring to the new and advanced shoe-scanner.


"The shoe scanner is exciting," Hatfield said. "It's got potential both as a primary scanning device and perhaps even more quickly deployable as a secondary screener."


Quantum Magnetics' Q-Scan is a luggage-screening technology that that can detect explosives. That is in development, as is a wand that checks for explosive molecules and can pick up metal. The gadgets rely on quadrupole resonance, which means low-radio frequencies are used to target explosive molecules.


"If you wand someone and it detects an explosive, the red light will go off in a characteristic fashion, Burnett said. "If it finds a metallic weapon it will flash in a different way. So it tells the operator whether it's finding explosives or weapons."


Quantum Magnetics' i-Portal 100 system is a walk-through metal detector that pinpoints concealed weapons by displaying a digital picture of the person on a computer screen; threats are identified by a flashing dot on the person's image. Security personnel only target those highlighted areas on the body for a second screening.


"An independent test has shown that this can speed up the lines at checkpoints by a factor of two -- that's almost 100 percent," Burnett said.


Airport authorities in Japan, Greece and Italy have ordered $8.5 million in devices from InVision Technologies. TSA and DHS already ordered $54.8 million in InVision's new equipment for certain U.S. airports.


HiEnergy's SuperSenzor can detect bombs through steel. According to the company's Web site, it can retrieve from 3 feet away, in a matter of seconds, the chemical formula and 3D image of explosives through steel or soil; of cocaine through rice; or of anthrax through paper, all non-invasively.


"We have opened a new era in detection, a detection based on chemical identification," Maglich said. "It's ludicrous to believe that 19th century technology is going to solve our 21st century problems."


OSI Systems, already in the aviation security business, says its Secure 1000, a product of its subsidiary, Rapiscan Security Products, should be mandated at passenger screening systems.


The Rapiscan Secure 1000 Body Scanning System images metallic and non-metallic objects concealed on a person's body. It also can detect such items as dynamite, C-4, ceramics, graphite fibers, plastic, packaged narcotics, bundled currency and even wooden objects.


"What it does is it plugs a current gap in security," said Peter Williamson, vice president of global sales at Rapiscan. "There's still a loophole right now and that is detecting non metallic weapons that are being hidden on people about the get on an aircraft."


The Secure 1000 won't specify chemical composition but gives screeners a close look under passengers' clothing but does offer a "hands-off" approach to passenger pat-downs.


Invasions of Privacy?


But civil liberties groups say some of these tools invade peoples' privacy.



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"The  scanner  really  ought  to  be  called  the  Rapescan  2000,"  said  Barry
Steinhardt, director of the American Civil Liberties Union Project on Technology and Liberty. "It's a virtual strip search ... screeners don't check their sexual impulses at the door."


But Williamson said the Secure 1000 will render someone genderless and omit certain anatomical details. "If people are truly uncomfortable with the Secure 1000 then they have the option of a pat down," he said.


OSI said privacy concerns are already being addressed in a privacy-enhanced version of the software.


In 2001, the Federal Aviation Administration awarded OSI Systems an order for five Secure 1000 body scanning systems. The company also has several Secure 1000 units placed with U.S. Customs at various U.S. airports.


The Spanish government is considering use of HiEnergy's car-bomb detector, as are some embassies.


"The country is still trying to figure out how to best respond to the threat since 9-11," Burnett said. "I think it will result in good physical security for us all."


Fox News' Jamie Colby, Anne Woolsey and Liza Porteus contributed to this report.